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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): August 18, 2000



                                    RENTRAK
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            (Exact name or registrant as specified in its charter)



           Oregon                          0-15159               93-0780536
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(State or other jurisdiction             (Commission          (I.R.S. Employer
      of incorporation)                  File Number)        Identification No.)



       One Airport Center, 7700 NE Ambassador Place, Portland, OR  97220
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             (Address of principal executive offices and Zip Code)



Registrant's telephone number, including area code:  (503) 284-7581
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                                   FORM 8-K

Item 5.  Other Events.

1.   Rentrak v. Janae Kingston, d.b.a. Movie Buffs

     The United States District Court for the District of Oregon granted Rentrak's motions to dismiss all remaining counterclaims filed against Rentrak by Janae Kingston, d.b.a. Movie Buffs. Specifically, the court dismissed Movie Buffs' claims for unfair trade practices, fraud and conspiracy, declaratory relief, breach of contract, and breach of the implied covenant of good faith. The court also held that Rentrak is entitled to summary judgment against Movie Buffs on Rentrak's claims for transaction fees and recovery of computer systems, which jointly total approximately $360,000.

     Movie Buffs previously had dismissed with prejudice its allegation that Rentrak violated anti-trust laws. Roadrunner Video Enterprises, previously a party to the lawsuit, earlier had dropped all of its clams against Rentrak. Rentrak continues to assert its claim that Movie Buffs owes it nearly $3 million for missing videocassettes and audit fees. Trial is set to begin on September 12, 2000.

2.   Rentrak v. Don Kundinger, et al.

     As reported in Rentrak's proxy statement for its 2000 Annual Meeting of Shareholders, a group of dissident shareholders who purport to be members of a group identifying itself as the Committee for Achievement of Rentrak Excellence (the "Shareholder Group") have asserted counterclaims against Rentrak, its directors, Rentrak Japan, K.K. and Culture Convenience Club Co., Ltd. alleging, among other things, that Rentrak and the other defendants have violated Section 13(d) of the Securities Exchange Act of 1934 by failing to file a Schedule 13D within 10 days after they allegedly formed a group to acquire Rentrak stock with the purpose or effect of influencing control of Rentrak and that Rentrak improperly granted loans to Ron Berger and Kim Cox to enable them to exercise certain of their stock options for the purpose of defeating the Shareholder Group in the impending proxy fight for control of Rentrak. On August 1, 2000, the counterclaimants filed a motion seeking a preliminary injunction enjoining all Rentrak directors and Mr. Cox from voting the shares of Rentrak common stock acquired on and after May 30, 2000, including shares recently acquired by them through the exercise of vested stock options pursuant to the Company's stock option loan program.

     On August 18, 2000, the United States District Court in Portland held a hearing on the Shareholder Group's motion for preliminary injunction. At the conclusion of the hearing the court orally issued a tentative ruling that it would enter a preliminary injunction enjoining Mr. Berger and Mr. Cox from voting the shares that they acquired through the exercise of stock options pursuant to the loan program at the annual meeting. The court ordered the parties to submit further briefing on the issue of the amount of a bond to be required to be posted by the Shareholder Group before the court's order for a preliminary injunction would be entered. In the event that the court issues a preliminary injunction, the terms of the injunction would be set forth in the court's order. The court scheduled a hearing for September 8, 2000 for further argument on the issue, although it stated that the court may act on the matter on the basis of the briefings to be submitted by the parties without holding a further hearing. Rentrak intends to submit a brief
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arguing that a preliminary injunction should not issue and that a bond in a substantial amount is necessary before any injunction should issue. Rentrak anticipates that the Shareholder Group will argue that no bond is necessary or that a bond only in a nominal amount should be required. Rentrak also intends to ask the court to conduct a trial as quickly as possible so that the court could make a final ruling prior to the scheduled date of the Annual Meeting.

3.   Rentrak v. Action Video

     The claims involving Action Video, Inc. and David D. Passerallo have been settled. In response to a collection suite brought by Rentrak in April 2000, Action Video filed certain counterclaims including antitrust violations, which claim Action Video later dismissed. Pursuant to a settlement agreement that included a cash payment to Rentrak by Action Video, Rentrak and Action Video have now dismissed all of their remaining claims.

4.   Rentrak v. Video Update

     In June 1998, Video Update, Inc. filed a complaint against the Company alleging various violations of U.S. antitrust laws. The Company responded with various counterclaims which were amended and supplemented in October 1999 to add additional claims against Video Update and to add Video Update's Chairman, Daniel Potter, as a defendant.

     In response to Rentrak's claims Mr. Potter filed a motion to dismiss which motion was granted by the court on April 13, 2000. Video Update also moved to dismiss some of Rentrak's claims and on April 13, 2000 the court granted Video Update's motion in part and dismissed the following claims: promissory fraud, breach of fiduciary duty, breach of trust, constructive fraud and negligent misrepresentation.

     Discovery has been completed and on July 31, 2000 the Company filed multiple motions for summary judgment including a motion seeking to dismiss Video Update's antitrust claim and a motion seeking a finding that Video Update has breached its contract with the Company. Video Update requested additional time to respond to the Company's motions and its response is due for filing on September 8, 2000. No hearing date has been set regarding the Company's motions. Trial is scheduled to begin on January 9, 2001 in Portland, Oregon.

Signature

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       RENTRAK CORPORATION



     August 24, 2000                   By: /s/ F. Kim Cox
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          (Date)                           F. Kim Cox, President,
                                           Chief Financial Officer and Secretary